Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-4 of Broadway Financial Corporation of our report dated March 27, 2020, relating to the consolidated financial statements of Broadway Financial Corporation, and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Los Angeles, California
January 15, 2021